UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   October 18, 2005 (October 12, 2005)

Clarient, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22677	75-2649072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33171 Paseo Cerveza, San Juan Capistrano, CA		92675
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code   (949) 443-3355

Chromavision Medical Systems, Inc.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Anthony Craig has resigned from the board of directors of Clarient, Inc. (the “Company”), effective October 18, 2005.   Mr. Craig has served as a director of the Company since 2003 and he served as Chief Executive Officer of Safeguard Scientifics, Inc. (“Safeguard”) until his retirement in August 2005.  Safeguard owns a majority of the Company’s outstanding common stock.

The Company’s board has appointed James A. Datin to fill the vacancy on the Company’s board created by Mr. Craig’s resignation.  Mr. Datin, 42, is the Executive Vice President and Managing Director, Life Sciences of Safeguard and will serve on the board as a designee of Safeguard.   He has over 20 years of experience as a marketing and sales executive for leading pharmaceutical, medical device, life sciences, diagnostics, and software companies both in the United States and abroad. From 2004 to 2005, Mr. Datin served as Chief Executive Officer of Touchpoint Solutions, Inc., a provider of software that enables customers to develop and deploy applications, content and media on multi-user interactive devices. Mr. Datin served as Group President in 2004, and as Group President, International, from 2001 to 2003, of Dendrite International, a provider of sales, marketing, clinical and compliance solutions and services to global pharmaceutical and other life sciences companies. From 1999 to 2001, Mr. Datin served as Group Director, Corporate Business Strategy and Planning at GlaxoSmithKline, where he also was a member of the company’s Predictive Medicine Board of Directors that evaluated acquisitions and alliances. His prior experience also includes international assignments with and identifying strategic growth opportunities for E Merck and Baxter. Mr. Datin is a director of Intralinks, Inc., a leading provider of virtual data rooms to the financial services industry.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clarient, Inc.

Date: October 18, 2005	By:	STEPHEN T.D. DIXON
	Name:	Stephen T.D. Dixon
	Title:	Executive Vice President and Chief Financial Officer